Carriage Services Announces Third Quarter and Nine Months Ended September 30, 2022 Results

Conference call on Thursday, October 27, 2022, at 9:30 a.m. Central Time
HOUSTON – October 26, 2022 – (GLOBE NEWSWIRE) Carriage Services, Inc. (NYSE: CSV): today announced results for the third quarter and nine months ended September 30, 2022.
▪Third Quarter Total Revenue of $87.5 million and Adjusted Diluted EPS of $0.45, a decrease of 7.9% and 45.1%, respectively;
▪Acquisition of Heritage Funeral Homes and Cremation Services and Forest Lawn East Cemetery in Charlotte, North Carolina, and a letter of intent signed with a large business in a new strategic market;
▪Robbie Pape joins Carriage as Senior Vice President of Operations and Regional Partner of Eastern Region.
Mel Payne, Chairman and CEO, stated, “Much like we experienced higher year over year volumes, revenues, earnings and margins comparisons starting in the second quarter of 2020 and continuing through the first quarter of 2022 (most revenue comparisons in the second quarter of 2022 were also higher), we are now experiencing lower volumes, revenues, earnings and margins comparisons across much of our funeral and cemetery portfolios, a downtrend that accelerated in September. Combined with the higher discretionary overhead that we elaborated on in our second quarter release, our Adjusted Diluted EPS, Adjusted Consolidated EBITDA, and Adjusted Free Cash Flow for the third quarter and nine months of 2022 are materially below those of our record performance metrics in 2021, yet our volumes, revenues and other performance metrics are mostly higher than 2019 and even 2020. The particulars of the various portfolio performance categories as well as our consolidated performance will be covered by Carlos Quezada, Steve Metzger and Ben Brink in subsequent sections of this release.
Despite the inevitable normalizing of death rates from the elevated pandemic levels, our Company continues to broadly get better as a Being The Best Operating and Consolidation Company. And sooner rather than later, we will resume our Good To Great Journey as a Shareholder Value Creation Company based on broadly higher comparative performance metrics over time, as we are currently positioned to accelerate our growth by acquisition of larger, high-quality businesses in new strategic markets, as covered by Steve Metzger later in this release.
Because there are various conflicting volume, revenue and margin crosscurrents in our near-term outlook, primarily related to normalizing death rates (offset to a meaningful degree by higher revenue averages) and expected acquisition activity, we are not updating our Rolling Four Quarter Outlook in this release. However, we expect to have a much more crystalized picture of our performance outlook when we report our full year 2022 performance in late February 2023, and therefore plan to resume our Rolling Four Quarter Outlook at that time,” concluded Mr. Payne.

THIRD QUARTER 2022 COMPARATIVE PERFORMANCE HIGHLIGHTS
•Total Revenue(1) of $87.5 million, a decrease of $7.5 million or 7.9%;
•Funeral GAAP Operating Income of $17.6 million, a decrease of $5.3 million or 23.3%;
•Funeral GAAP Operating Income Margin of 28.0%, a decrease of 530 basis points;
•Cemetery GAAP Operating Income of $8.0 million, a decrease of $1.4 million or 15.3%;
•Cemetery GAAP Operating Income Margin of 32.5%, a decrease of 370 basis points;
•GAAP Net Income of $5.9 million, a decrease of $7.2 million or 55.1%;
•GAAP Net Income Margin of 6.7%, a decrease of 700 basis points;
•GAAP Diluted EPS of $0.38, a decrease of $0.33 or 46.5%;
•GAAP Cash Provided by Operating Activities of $19.9 million, a decrease of 29.7%;
•GAAP Cash Provided by Operating Activities as a percentage of Total Revenue of 22.7%, a decrease of 702 basis points;
•Funeral Same Store Contracts of 9,499, a decrease of 1,390 or 12.8%;
•Funeral Same Store Revenue of $51.3 million, a decrease of $6.1 million or 10.6%;
•Funeral Same Store EBITDA of $18.7 million, a decrease of $6.9 million or 27.0%;
•Funeral Same Store EBITDA Margin of 36.5%, a decrease of 820 basis points;
•Funeral Acquisition Revenue of $7.8 million, an increase of $0.2 million or 2.1%;
•Funeral Acquisition EBITDA of $3.0 million, a decrease of $0.3 million or 9.9%;
•Funeral Acquisition EBITDA Margin of 38.9%, a decrease of 520 basis points;
•Cemetery Same Store Revenue of $15.4 million, a decrease of $0.9 million or 5.8%;
•Cemetery Acquisition Revenue of $5.9 million, a decrease of $0.4 million or 6.5%;
•Financial Revenue of $5.8 million, an increase of $0.2 million or 3.4%;
•Total Field EBITDA of $35.3 million, a decrease of $9.4 million or 21.0%;
•Total Field EBITDA Margin of 40.3%, a decrease of 670 basis points;
•Adjusted Consolidated EBITDA of $22.9 million, a decrease of $9.5 million or 29.4%;
•Adjusted Consolidated EBITDA Margin of 26.1%, a decrease of 800 basis points;
•Adjusted Diluted EPS of $0.45, a decrease of $0.37 or 45.1%;
•Adjusted Free Cash Flow of $16.5 million, a decrease of $9.4 million or 36.3%; and
•Adjusted Free Cash Flow Margin of 18.9%, a decrease of 840 basis points.

FIRST NINE MONTHS 2022 COMPARATIVE PERFORMANCE HIGHLIGHTS
•Total Revenue(1) of $276.3 million, a decrease of $3.7 million or 1.3%;
•Funeral GAAP Operating Income of $61.5 million, a decrease of $3.9 million or 5.9%;
•Funeral GAAP Operating Income Margin of 30.9%, a decrease of 170 basis points;
•Cemetery GAAP Operating Income of $26.7 million, a decrease of $3.8 million or 12.5%;
•Cemetery GAAP Operating Income Margin of 34.5%, a decrease of 380 basis points;
•GAAP Net Income of $33.2 million, an increase of $13.3 million or 67.4%;
•GAAP Net Income Margin of 12.0%, an increase of 490 basis points;
•GAAP Diluted EPS of $2.09, an increase of $1.01 or 93.5%;
•GAAP Cash Provided by Operating Activities of $50.0 million, a decrease of 28.2%;
•GAAP Cash Provided by Operating Activities as a percentage of Total Revenue of 18.1%, a decrease of 678 basis points;
•Funeral Same Store Contracts of 30,686, a decrease of 817 or 2.6%;
•Funeral Same Store Revenue of $163.8 million, a decrease of $1.7 million or 1.0%;
•Funeral Same Store EBITDA of $65.3 million, a decrease of $6.2 million or 8.7%;
•Funeral Same Store EBITDA Margin of 39.9%, a decrease of 330 basis points;
•Funeral Acquisition Revenue of $24.1 million, an increase of $1.5 million or 6.6%;
•Funeral Acquisition EBITDA of $9.8 million remained flat;
•Funeral Acquisition EBITDA Margin of 40.9%, a decrease of 240 basis points;
•Cemetery Same Store Revenue of $46.6 million, a decrease of $1.3 million or 2.6%;
•Cemetery Acquisition Revenue of $20.4 million, a decrease of $1.1 million or 5.0%;
•Financial Revenue of $17.4 million, an increase of $0.6 million or 3.4%;
•Total Field EBITDA of $119.3 million, a decrease of $11.1 million or 8.5%;
•Total Field EBITDA Margin of 43.2%, a decrease of 340 basis points;
•Adjusted Consolidated EBITDA of $80.7 million, a decrease of $15.1 million or 15.8%;
•Adjusted Consolidated EBITDA Margin of 29.2%, a decrease of 500 basis points;
•Adjusted Diluted EPS of $1.96, a decrease of $0.31 or 13.7%;
•Adjusted Free Cash Flow of $40.9 million, a decrease of $24.5 million or 37.5%; and
•Adjusted Free Cash Flow Margin of 14.8%, a decrease of 860 basis points.

(1) Total Revenue is comprised of Same Store Funeral Revenue, Acquisition Funeral Revenue, Same Store Cemetery Revenue, Acquisition Cemetery Revenue, Divested Revenue, Ancillary Revenue and Financial Revenue. The most comparable GAAP measures to the Non-GAAP measures presented in this table can be found in the Reconciliation of Non-GAAP Financial Measures section of this press release.

FIVE QUARTER TREND REPORT ENDING SEPTEMBER 30, 2022

FIVE QUARTER OPERATING AND FINANCIAL TREND REPORT
(000’s except for volume, averages & margins)	3RD QTR 2021	4TH QTR 2021	1ST QTR 2022	2ND QTR 2022	3RD QTR 2022
Funeral Same Store Contracts	10,889	10,772	11,719	9,468	9,499
Funeral Same Store Average Revenue Per Contract (1)	$5,264	$5,333	$5,270	$5,361	$5,396
Funeral Same Store Burial Contracts	3,712	3,815	4,094	3,240	3,202
Funeral Same Store Burial Rate	34.1%	35.4%	34.9%	34.2%	33.7%
Funeral Same Store Average Revenue Per Burial Contract	$9,489	$9,428	$9,388	$9,599	$9,810
Funeral Same Store Cremation Contracts	6,230	6,103	6,679	5,441	5,530
Funeral Same Store Cremation Rate	57.2%	56.7%	57.0%	57.5%	58.2%
Funeral Same Store Average Revenue Per Cremation Contract	$3,475	$3,488	$3,442	$3,517	$3,589
Funeral Same Store Revenue	$57,321	$57,441	$61,761	$50,757	$51,258
Funeral Same Store EBITDA	$25,644	$24,390	$27,560	$19,036	$18,717
Funeral Same Store EBITDA Margin	44.7%	42.5%	44.6%	37.5%	36.5%
Funeral Acquisition Revenue	$7,651	$8,007	$8,610	$7,641	$7,813
Funeral Acquisition EBITDA	$3,371	$3,578	$3,750	$3,059	$3,036
Funeral Acquisition EBITDA Margin	44.1%	44.7%	43.6%	40.0%	38.9%
Cemetery Same Store Preneed Property Contracts Sold	1,280	1,120	1,068	1,228	1,091
Cemetery Same Store Preneed Sales Revenue	$11,366	$10,926	$9,011	$12,364	$10,222
Cemetery Same Store Revenue	$16,342	$16,288	$14,251	$16,969	$15,396
Cemetery Same Store EBITDA	$6,465	$6,939	$5,300	$6,479	$5,020
Cemetery Same Store EBITDA Margin	39.6%	42.6%	37.2%	38.2%	32.6%
Cemetery Acquisition Preneed Property Contracts Sold	294	361	299	392	277
Cemetery Acquisition Preneed Sales Revenue	$5,148	$5,045	$4,298	$6,486	$4,149
Cemetery Acquisition Revenue	$6,362	$6,312	$6,297	$8,193	$5,947
Cemetery Acquisition EBITDA	$3,547	$3,140	$3,299	$4,640	$2,827
Cemetery Acquisition EBITDA Margin	55.8%	49.7%	52.4%	56.6%	47.5%
Total Financial Revenue	$5,653	$6,173	$5,726	$5,785	$5,848
Total Financial EBITDA	$5,239	$5,783	$5,297	$5,345	$5,449
Total Financial EBITDA Margin	92.7%	93.7%	92.5%	92.4%	93.2%
Total Revenue	$95,041	$95,931	$98,161	$90,600	$87,497
Total Field EBITDA	$44,651	$44,189	$45,454	$38,635	$35,253
Total Field EBITDA Margin	47.0%	46.1%	46.3%	42.6%	40.3%
Adjusted Consolidated EBITDA	$32,389	$30,395	$32,476	$25,322	$22,855
Adjusted Consolidated EBITDA Margin	34.1%	31.7%	33.1%	27.9%	26.1%
Adjusted Diluted EPS	$0.82	$0.78	$0.92	$0.58	$0.45
Adjusted Free Cash Flow	$25,922	$10,308	$12,357	$12,006	$16,525
Adjusted Free Cash Flow Margin	27.3%	10.7%	12.6%	13.3%	18.9%
GAAP Net Income	$13,046	$13,347	$16,402	$10,899	$5,860
GAAP Net Income Margin	13.7%	13.9%	16.7%	12.0%	6.7%
GAAP Diluted Earnings Per Share	$0.71	$0.77	$1.00	$0.69	$0.38
(1) Excludes Preneed Funeral interest earnings reflected in Total Financial Revenue. The most comparable GAAP measures to the Non-GAAP measures presented in this table can be found in the Reconciliation of Non-GAAP Financial Measures section of this press release.

Carlos Quezada, President, and Chief Operating Officer stated, “We report our performance results publicly using the same highly transparent Non-GAAP “Trend Reports” that we use internally and which have been explained in previous shareholder letters, including Five Quarter Trend Reports that reflect short-term trends in our core operating, financial and overhead sectors over time. Our Five Quarter Operating and Financial Trend Report is shown on the previous page.
From April 2020 through June 2022, we experienced elevated volumes and excess deaths due to a once-in-a-lifetime COVID-19 pandemic. As Mel shared at the beginning of this release, volume normalization continued in the third quarter, with additional declines in July and August and accelerating to its highest drop in September. While the decline in volume is significant in the third quarter of 2022 compared to the third quarter of 2021, our funeral same store contracts of 9,499 in the third quarter of 2022 reflect a 14.3% volume growth from the third quarter of 2019 and was relatively flat when compared to the third quarter of 2020, which included a significant volume increase due to the initial pandemic spike. The variance in the third quarter of 2022 compared to the same period last year is more evident due to a historically abnormal seasonal peak experienced only in the third quarter of 2021.
The chart below demonstrates the typical seasonality of volumes on our Funeral Home Same Store Portfolio, where historically, the first quarter is the highest volume quarter, followed closely by the fourth quarter, then the second quarter, with the lowest volume in the third quarter. This seasonality prior to the pandemic has been highly correlated with past flu seasons during the winter months. The chart points out the “abnormal” seasonal peak of volumes in the third quarter of 2021, which made for an impossibly difficult comparison against a more normalized volume and seasonalized third quarter in 2022.
For the third quarter of 2022, Total Revenue was $87.5 million, a decrease of 7.9% or $7.5 million compared to the same period last year. Our Funeral Home Acquisition portfolio continued to gain market share after integrating and optimizing into the Carriage Services model and had revenue of $7.8 million or 2.1% over the third quarter of 2021. Same Store Funeral Contracts were down by 1,390 or 12.8% due to the high comparable COVID-19 excess deaths experienced in the third quarter of 2021. However, Same Store Average Revenue Per Contract was up by $132 or 2.5%, equivalent to 232 contracts or $1.3 million of revenue. Same Store Funeral EBITDA Margin of 36.5% compared to 44.7% during the same period last year, a decrease of 820 basis points.
Same Store Cemetery Revenue was $15.4 million, a decrease of $0.95 million or 5.8%, and Same Store Cemetery EBITDA Margin was 32.6% compared to 39.6% in the same period last year. This decrease results from lower true at-need interments from a high COVID-19 comparable. True at-need interments typically bring a higher average per contract than pre-need contracts and higher margins in the range of 20% - 23% over the last three years. Moreover, the lower at-need interments count led to lower preneed cemetery sales as fewer families visited the cemetery to make arrangements than the year before. The good news is that our preneed cemetery sales strategy has adapted to this post-pandemic environment, and we will deliver higher and more sustainable preneed sales growth over time. Cemetery Acquisition Revenue was $5.9 million, a decrease of $0.4 million or 6.5%, and Cemetery Acquisition EBITDA Margin was 47.5% against 55.8%, a decrease of 830 basis points compared to the same period last year. A 47.5% Cemetery Acquisition EBITDA Margin is at the top of our range of High Performance margins.
We experienced lower Field EBITDA Margins in the third quarter of 2022 compared to the same period in 2021, a consequence of lower volumes on higher fixed costs due to inflation, which was concentrated on full-time hourly base rate, utility, funeral supplies, and insurance. We continue to monitor these recent inflationary costs while making the necessary adjustments to keep them within reasonable historical cost ranges.
We ended the third quarter of 2022 with an Adjusted Consolidated EBITDA of $22.9 million, a decrease of $9.5 million or 29.4%, and an Adjusted Consolidated EBITDA Margin of 26.1%, a decrease of 800 basis points when compared to the same period last year. Moreover, Adjusted Diluted EPS of $0.45 cents, a decrease of $0.37 cents or 45.1% compared to the previous year’s period.
Our Adjusted Consolidated EBITDA Margins are lower than at any point since the beginning of the pandemic, which is a natural compression of margins due to inflationary costs and the negative operating leverage impact of lower revenues over higher fixed costs in many of our businesses. However, the third quarter results are NOT the new normal. We are confident the efforts to reduce the inflationary impact in each of our businesses over the next few months will improve our cost percentages against normalizing revenue. Furthermore, the Company continues to get better everyday because we have the best talent in the history of Carriage. For all these reasons and many more, we are confident that we will reach our goal of long-term sustainable ranges of Total Field EBITDA Margins of 43% - 44% and Adjusted Consolidated EBITDA Margins of 30% - 31% by 2024.
OVERHEAD INVESTMENTS UPDATE AND PROGRESS
More “A” players join Carriage Services:
We are excited to share that Robbie Pape joined Carriage Good To Great Journey on September 26, 2022, as our new Senior Vice President of Operations and Regional Partner for the Eastern Region. Robbie has over 30 years of industry experience, including positions in funeral/cemetery operations, finance, sales, systems, process improvement, and audit. She is a Certified Public Accountant with a Marketing and Information Systems degree from Baylor University in Waco, Texas. She serves as President-Elect for the International Cemetery, Cremation and Funeral Association (“ICCFA”) and is a Finance Committee member. Robbie is also active in the Cremation Association of North America and served as a board member until the fall of 2021. Robbie’s experience and vast knowledge, in addition to her leadership coach/mentor style, will be transformational for the East Region. Welcome to the Carriage family, Robbie.
We also welcome Jeremy Weaver, who joined Carriage as a Director of Operations Support for the East Region on May 23, 2022. Jeremy has over 25 years of death care experience, including other consolidators. He is a graduate of the Dallas Institute of Funeral Service. Chad Frye joined our Carriage Good to Great Journey as Director of Operations Support for the East Region on August 1, 2022. Chad has over 25 years of funeral service industry experience and has held various operational positions with oversight over multiple funeral homes, cemeteries, and crematory operations. He holds a bachelor’s degree in business management from Western Governors University and an associate degree in funeral service from Piedmont Technical College. We welcome Jeremy and Chad to Carriage.
This powerful team supporting our Eastern Region will become pivotal to the success of each business as they partner and collaborate with each Managing Partner and pursue our Being The Best Mission and Vision.

Marketing:
Our marketing team, led by Alfred White, continues to execute and deliver High Performance. The adoption of marketing services offered by our marketing team has grown organically based on the value everyone on the marketing team is creating. While many may consider marketing an expense, we see it as an investment due to the unique opportunity that our decentralized operating model offers, which in terms of dollar value in the third quarter of 2022 has generated total savings of approximately $213,000 generated through our strategy on Digital Advertising, Social Media Platforms, and External Agency Savings.
The marketing team will continue to create value organically and focus on incorporating all businesses under the marketing umbrella over time, expecting that leverage maximization will optimize marketing and advertising investments. Some examples of these include: optimized paid digital spending, leveraging a new call tracking system, increasing social media portfolio, and creating new website designs for funeral homes and cemeteries.
Information Technology:
During the first six months of Rob Franch’s tenure as the Company’s CIO, he has focused on strengthening the foundational technology across critical infrastructure and security services. Our IT transformation must begin with creating a solid and sustainable technology bedrock we expect to build further. Our IT team’s initial investments and efforts have focused on cybersecurity, connectivity, and compliance. As we further improve in these areas, we believe Carriage is well-positioned to capitalize on future digital capabilities by advancing data security, proactive threat detection, and secure connectivity to our IT systems and services.
While these investments provide excellent value to our colleagues and the families we serve, Rob intends to also look for opportunities to reduce overhead in parallel. In that respect, the IT team’s mission would include identifying and driving duplicative costs that do not align with the Company’s long-term vision and roadmap. To that end, we have set a goal to reduce overhead within IT by approximately $240,000 year over year by the first quarter of 2023. Rob’s commitment to our shareholders will always be to deliver the most outstanding value through technology while maintaining a stable and predictable cost.
The Best is Yet to Come:
Great things are happening at Carriage, from the fast start High Performance marketing team, which is now hitting on all cylinders, as well as our technology-savvy future, which we expect will enable a second-to-none customer-centric experience, to our exciting growth through acquisitions. And while there is much economical and geopolitical uncertainty both globally and locally, in addition to unknown post-pandemic volume levels, we believe those levels will be above pre-pandemic levels. However, most important is that we have a Being The Best company which means that each day we become a little better than we were the day before, an effect that has a materially compounding impact over time.
We believe our Company has a bright future within the adversity-resilient death care industry, as proven by its long history. We have also learned from history that humankind will continue to honor loved ones lost and say goodbye with dignity, respect, and reverence for those no longer with us, which is why we define the noble nature of our business as high-value personal service and sales.
Our focus will continue on the things we control. At the same time, our agility and execution ability provide the foundation to ensure that regardless of the future death rate, our Managing Partners and their Being The Best Teams stand ready to serve a more significant share in each of their businesses. For these reasons and many more, we continue to say that it is a great time to be at Carriage, and the best is yet to come,” concluded Mr. Quezada.

STRATEGIC ACQUISITION UPDATE
Steve Metzger, Executive Vice President, Chief Administrative Officer and General Counsel stated, “As Mel mentioned earlier, we are currently well positioned to take advantage of some very attractive opportunities to accelerate our growth by acquisition. We are excited to announce our most recent addition to the Carriage Family, Heritage Funeral and Cremation Services and Forest Lawn East Cemetery in Charlotte, North Carolina. Heritage, with three funeral homes, a cemetery, and a dedicated cremation business, is a leader in the growing Charlotte market with an approximately 25% market share. The Heritage reputation and footprint allows us to enter Charlotte with a premier business with an outstanding reputation which provides an excellent foundation from which to expand our presence in one of the more attractive markets in the country.
We are also excited to share that we are under a letter of intent with another fantastic business in an attractive market with three funeral homes, two cemeteries, and a growing dedicated cremation business. This business, which is the leader in a large and growing strategic market in which we had no prior presence, is on pace to finish 2022 with more than $15 million in revenue and has already made significant investments to allow for future growth in the years ahead. We look forward to providing additional detail once we close this transaction.
When we look at the two businesses we recently acquired in the Orlando and Charlotte markets and combine their performance with the large business we currently have under letter of intent, Carriage would add approximately 4,500 funeral calls and 1,500 interments to our existing portfolio. These additional funeral calls represent an approximately 10% increase to Company wide totals for 2021, while the additional interments would represent a roughly 15% increase to our totals for last year. It is also important to note that these acquisitions include several large cemeteries with decades of heritage, which results in significant trust funds that can contribute to meaningful financial revenue, as Ben will highlight in more detail later. Moreover, two of these three acquisitions allow us to enter new markets where we did not previously have a presence with premier names that possess strong legacies and reputations.
We will continue to focus on identifying similar businesses to support our long-term growth strategy. We never know when a premier business will be ready for a succession plan, so we always want to be sure we are well positioned to act quickly when the right opportunity is identified. To that end we have great relationships with our bank partners, led by Bank of America, and while we balance our goal of reducing leverage with being opportunistic when unique acquisition opportunities arise, we will continue to work with our banks to ensure we maintain the financial flexibility necessary to manage those priorities,” concluded Mr. Metzger.

ADJUSTED FREE CASH FLOW/LEVERAGE RATIO
Ben Brink, Executive Vice President and Chief Financial Officer stated, “In the near term, we will work with our banking partners on capital capacity strategies for financial flexibility to accelerate our growth by acquisition. We will then use internally generated Free Cash Flow to rapidly pay down debt in a similar manner to 2020 and early 2021 post the large transformative acquisitions we made at the end of 2019 and early 2020, when leverage fell from 6.0 times on a proforma basis at the beginning of 2020 to 3.8 times in the span of 15 months.
Our bank covenant compliance leverage ratio was 5.14 times at the end of the third quarter compared to 4.87 times at the end of the second quarter and 4.51 times at year end 2021. Total Debt was $581.0 million in the third quarter compared to $587.3 million at end of the second quarter and $567.7 million at year end 2021. Going forward we intend to focus our capital allocation on high return internal growth projects like cemetery inventory, transformative acquisitions and paying down our debt over the next two years.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2022	2021	2022
Cash Provided by Operating Activities	$28,258	$19,869	$69,699	$50,046
Cash used for Maintenance Capital Expenditures	(4,358)	(3,728)	(8,960)	(9,710)
Free Cash Flow	$23,900	$16,141	$60,739	$40,336

Plus: Incremental Special Items:
Severance and Separation Costs	—	384	1,575	384
Disaster Recovery and Pandemic Costs	1,002	—	2,041	168
Other Special Items	1,020	—	1,020	—
Adjusted Free Cash Flow	$25,922	$16,525	$65,375	$40,888

Total Revenue	$95,041	$87,497	$279,955	$276,258

Adjusted Free Cash Flow Margin	27.3%	18.9%	23.4%	14.8%
Third quarter Adjusted Free Cash Flow declined $9.4 million or 36.2% to $16.5 million compared to third quarter 2021 due to the normalization of seasonal death rates and the significant decline in COVID-19 related deaths. Adjusted Free Cash Flow Margin declined 840 basis points in the third quarter to 18.9% compared to last year. The $16.5 million of Adjusted Free Cash Flow and the 18.9% Adjusted Free Cash Flow Margin represent the highest amount of each over the past four quarters, which allowed us to reduce our Total Debt outstanding while closing on one acquisition in the quarter.
Adjusted Free Cash Flow for the nine months ending September 30, 2022 decreased 37.5% to $40.9 million and the Adjusted Free Cash Flow Margin decreased 860 basis points to 14.8%. Adjusted Free Cash Flow declined primarily due to lower Adjusted Consolidated EBITDA and substantially higher 2021 incentive cash compensation payments that were made in the first quarter of 2022 as the result of a record pandemic performance year, including $4 million for our five-year Good To Great Incentive Award that will not be repeated in 2023. Additionally, we had various incentive trips and the first Managing Partner Forum in four years with a combined cost of approximately $3.5 million, which will be significantly less in 2023 as performance normalizes above pre-pandemic levels, resulting in fewer incentive trip winners.
The Adjusted Free Cash Flow Margin represents the amount of cash generated for every dollar of Revenue that is available for shareholder value creation capital allocation through debt paydown or by acquisition of high-quality funeral homes and cemeteries. We believe it is an important metric for investors to gauge the recurring nature of the Free Cash Flow earnings power of Carriage.

TRUST FUND INVESTMENT PERFORMANCE

	YTD 2022	Annualized 2009 - Q3 2022
CSV Discretionary Portfolio	(8.5)%	12.8%
S&P 500	(23.9)%	12.8%
DJIA	(19.7)%	11.7%
NASDAQ	(32.0)%	16.1%
HY Bond Index	(14.7)%	8.7%
70/30 HY/S&P Bond	(17.5)%	10.1%
Through the third quarter, our year-to-date return for our discretionary trust portfolio was negative 8.5% versus negative 23.9% for the S&P 500 and negative 17.5% for our 70/30 HY Bond/S&P 500 benchmark. For the last twelve months our total return for our discretionary trust portfolio was negative 4.1% compared to negative 15.5% for the S&P 500 and negative 14.5% for our 70/30 HY Bond/S&P 500 benchmark.
The third quarter marked a continued relative outperformance for our discretionary preneed trust funds compared to the broader market in an environment of geopolitical instability, persistent inflation, a historically rapid rise in interest rates and significant shifts in currency valuations across the world that have led to year-to-date historical declines in both the equity and fixed income markets. The relative outperformance has allowed us to position the discretionary trust fund portfolio to have the flexibility to deploy additional capital in potentially weaker or more volatile markets while being able to continue to generate a high amount of recurring investment income in the portfolio, which has grown to approximately $19.2 million compared to $17.5 million at the end of 2021. Our dividend equity portfolio is comprised of securities that continue to be attractive to other investors which has provided resiliency to our overall portfolio in the current turbulent market environment.
As of last Friday, October 21, our market value ($233.9 million) trust fund allocations (only trusts that we manage, which represent 86% of total) were 46.1% core equity, 44.3% core fixed income, 2.4% non-core equity and fixed income, and 7.2% cash. The recurring income yield on the market value of our core equity portfolio as of Friday was 7.2%, whereas the recurring income yield on our core fixed income portfolio was 9.9%. The total recurring income of $19.2 million is a historical record and represents an 8.2% yield on total market value of $233.9 million.
One of the many attractive characteristics of the acquisitions being announced is that they have significant trust funds that once integrated into our pooled partnership framework should produce another step up in our reported Financial Revenue and EBITDA in future years. This high amount of recurring income generated in the portfolio combined with the approximately $43 million in realized capital gains we have booked to underlying preneed funeral and cemetery contracts over the past two years has led to a year-to-date increase of 3.4% in Financial Revenue and 3.0% in Financial EBITDA, and we expect will lead to continued incremental growth in our reported Financial Revenue and EBITDA for the foreseeable future,” concluded Mr. Brink.
CONFERENCE CALL AND INVESTOR RELATIONS CONTACT
Carriage Services has scheduled a conference call for tomorrow, October 27, 2022 at 9:30 a.m. central time. To participate live over the phone via audio conferencing click link or live over the Internet via webcast click link. An audio archive of the call will be available on demand via the Company's website at www.carriageservices.com. For any investor relations questions, please contact Ben Brink at 713-332-8441 or email InvestorRelations@carriageservices.com.

CARRIAGE SERVICES, INC.
OPERATING AND FINANCIAL TREND REPORT
(IN THOUSANDS - EXCEPT PER SHARE AMOUNTS)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2022	% Change	2021	2022	% Change

Same Store Contracts
Atneed Contracts	9,341	8,029	(14.0%)	26,829	26,073	(2.8%)
Preneed Contracts	1,548	1,470	(5.0%)	4,674	4,613	(1.3%)
Total Same Store Funeral Contracts	10,889	9,499	(12.8%)	31,503	30,686	(2.6%)
Acquisition Contracts
Atneed Contracts	1,445	1,403	(2.9%)	4,408	4,254	(3.5%)
Preneed Contracts	110	167	51.8%	341	511	49.9%
Total Acquisition Funeral Contracts	1,555	1,570	1.0%	4,749	4,765	0.3%
Total Funeral Contracts	12,444	11,069	(11.0%)	36,252	35,451	(2.2%)

Funeral Operating Revenue
Same Store Revenue	$57,321	$51,258	(10.6%)	$165,481	$163,776	(1.0%)
Acquisition Revenue	7,651	7,813	2.1%	22,575	24,064	6.6%
Total Funeral Operating Revenue	$64,972	$59,071	(9.1%)	$188,056	$187,840	(0.1%)

Cemetery Operating Revenue
Same Store Revenue	$16,342	$15,396	(5.8%)	$47,883	$46,616	(2.6%)
Acquisition Revenue	6,362	5,947	(6.5%)	21,517	20,437	(5.0%)
Total Cemetery Operating Revenue	$22,704	$21,343	(6.0%)	$69,400	$67,053	(3.4%)

Total Financial Revenue	$5,653	$5,848	3.4%	$16,786	$17,359	3.4%

Ancillary Revenue	$1,096	$1,049	(4.3%)	$3,391	$3,099	(8.6%)

Total Divested/Planned Divested Revenue	$616	$186	(69.8%)	$2,322	$907	(60.9%)

Total Revenue	$95,041	$87,497	(7.9%)	$279,955	$276,258	(1.3%)

Field EBITDA
Same Store Funeral Field EBITDA	$25,644	$18,717	(27.0%)	$71,520	$65,313	(8.7%)
Same Store Funeral Field EBITDA Margin	44.7%	36.5%	(820 bp)	43.2%	39.9%	(330 bp)
Acquisition Funeral Field EBITDA	3,371	3,036	(9.9%)	9,784	9,845	0.6%
Acquisition Funeral Field EBITDA Margin	44.1%	38.9%	(520 bp)	43.3%	40.9%	(240 bp)
Total Funeral Field EBITDA	$29,015	$21,753	(25.0%)	$81,304	$75,158	(7.6%)
Total Funeral Field EBITDA Margin	44.7%	36.8%	(790 bp)	43.2%	40.0%	(320 bp)

Same Store Cemetery Field EBITDA	$6,465	$5,020	(22.4%)	$20,076	$16,799	(16.3%)
Same Store Cemetery Field EBITDA Margin	39.6%	32.6%	(700 bp)	41.9%	36.0%	(590 bp)
Acquisition Cemetery Field EBITDA	3,547	2,827	(20.3%)	12,386	10,766	(13.1%)
Acquisition Cemetery Field EBITDA Margin	55.8%	47.5%	(830 bp)	57.6%	52.7%	(490 bp)
Total Cemetery Field EBITDA	$10,012	$7,847	(21.6%)	$32,462	$27,565	(15.1%)
Total Cemetery Field EBITDA Margin	44.1%	36.8%	(730 bp)	46.8%	41.1%	(570 bp)

Total Financial Field EBITDA	$5,239	$5,449	4.0%	$15,625	$16,091	3.0%
Total Financial Field EBITDA Margin	92.7%	93.2%	50 bp	93.1%	92.7%	(40 bp)

Ancillary EBITDA	$274	$188	(31.4%)	$790	$560	(29.1%)
Ancillary EBITDA Margin	25.0%	17.9%	(710 bp)	23.3%	18.1%	(520 bp)

Total Divested/Planned Divested EBITDA	$111	$16	(85.6%)	$271	$(32)	(111.8%)
Total Divested/Planned Divested EBITDA Margin	18.0%	8.6%	(940 bp)	11.7%	(3.5)%	(1,520 bp)

Total Field EBITDA	$44,651	$35,253	(21.0%)	$130,452	$119,342	(8.5%)
Total Field EBITDA Margin	47.0%	40.3%	(670 bp)	46.6%	43.2%	(340 bp)

OPERATING AND FINANCIAL TREND REPORT
(IN THOUSANDS - EXCEPT PER SHARE AMOUNTS)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2022	% Change	2021	2022	% Change

Overhead
Total Variable Overhead	$7,103	$5,627	(20.8%)	$18,548	$15,322	(17.4%)
Total Regional Fixed Overhead	1,326	1,159	(12.6%)	3,881	4,094	5.5%
Total Corporate Fixed Overhead	5,855	7,043	20.3%	16,893	21,072	24.7%
Total Overhead	$14,284	$13,829	(3.2%)	$39,322	$40,488	3.0%
Overhead as a percentage of Revenue	15.0%	15.8%	80 bp	14.0%	14.7%	70 bp

Consolidated EBITDA	$30,367	$21,424	(29.4%)	$91,130	$78,854	(13.5%)
Consolidated EBITDA Margin	32.0%	24.5%	(750 bp)	32.6%	28.5%	(410 bp)

Other Expenses and Interest
Depreciation & Amortization	$4,950	$4,716		$15,486	$14,611
Non-Cash Stock Compensation	1,294	1,493		3,832	4,578
Interest Expense	5,076	6,678		20,138	18,208
Accretion on Convertible Sub. Notes	—	—		20	—
Loss on Extinguishment of Debt	—	—		23,807	—
Net (Gain) Loss on Divestitures	282	—		179	(575)
Impairment of Goodwill and Other	500	—		500	—
Net Gain on Insurance Reimbursements	—	—		—	(3,275)
Net Loss on Disposal of Fixed Assets	76	(7)		698	142
Other, Net	21	(95)		87	(78)
Pre-Tax Income	$18,168	$8,639		$26,383	$45,243
Net Tax Expense	5,122	2,779		6,571	12,082
GAAP Net Income	$13,046	$5,860	(55.1%)	$19,812	$33,161	67.4%

Special Items
Severance and Separation Costs	—	1,431		1,575	1,431
Accretion on Convertible Sub. Notes	—	—		20	—
Net (Gain) Loss on Divestitures	282	—		179	(575)
Impairment of Goodwill and Other	500	—		500	—
Litigation Reserve	—	—		—	200
Loss on Extinguishment of Debt	—	—		23,807	—
Net Gain on Insurance Reimbursements	—	—		—	(3,275)
Disaster Recovery and Pandemic Costs	1,002	—		2,041	168
Change in Uncertain Tax Reserves	—	—		—	(533)
Other Special Items	1,020	—		2,354	—
Sum of Special Items	$2,804	$1,431		$30,476	$(2,584)
Tax Effect on Special Items	738	356		8,619	(570)
Adjusted Net Income	$15,112	$6,935	(54.1%)	$41,669	$31,147	(25.3%)
Adjusted Net Income Margin	15.9%	7.9%	(800 bp)	14.9%	11.3%	(360 bp)

Adjusted Basic Earnings Per Share	$0.86	$0.47	(45.3%)	$2.34	$2.08	(11.1%)
Adjusted Diluted Earnings Per Share	$0.82	$0.45	(45.1%)	$2.27	$1.96	(13.7%)

GAAP Basic Earnings Per Share	$0.74	$0.40	(45.9%)	$1.11	$2.22	100.0%
GAAP Diluted Earnings Per Share	$0.71	$0.38	(46.5%)	$1.08	$2.09	93.5%

Weighted Average Shares o/s - Basic	17,499	14,689		17,809	14,908
Weighted Average Shares o/s - Diluted	18,246	15,537		18,365	15,849

Reconciliation to Adjusted Consolidated EBITDA
Consolidated EBITDA	$30,367	$21,424	(29.4%)	$91,130	$78,854	(13.5%)
Severance and Separation Costs	—	1,431		1,575	1,431
Litigation Reserve	—	—		—	200
Disaster Recovery and Pandemic Costs	1,002	—		2,041	168
Other Special Items	1,020	—		1,020	—
Adjusted Consolidated EBITDA	$32,389	$22,855	(29.4%)	$95,766	$80,653	(15.8%)
Adjusted Consolidated EBITDA Margin	34.1%	26.1%	(800 bp)	34.2	29.2	(500 bp)

CARRIAGE SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(unaudited and in thousands)

	December 31, 2021	September 30, 2022
ASSETS
Current assets:
Cash and cash equivalents	$1,148	$821
Accounts receivable, net	25,314	23,352
Inventories	7,346	7,675
Prepaid and other current assets	6,404	4,131
Total current assets	40,212	35,979
Preneed cemetery trust investments	100,903	87,030
Preneed funeral trust investments	113,658	98,638
Preneed cemetery receivables, net	23,150	25,873
Receivables from funeral preneed trusts, net	19,009	20,119
Property, plant and equipment, net	269,367	275,977
Cemetery property, net	100,701	101,691
Goodwill	391,972	393,765
Intangible and other non-current assets, net	29,378	30,451
Operating lease right-of-use assets	17,881	17,295
Cemetery perpetual care trust investments	72,400	60,569
Total assets	$1,178,631	$1,147,387
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of debt and lease obligations	$2,809	$3,104
Accounts payable	14,205	9,325
Accrued and other liabilities	43,773	37,123
Total current liabilities	60,787	49,552
Acquisition debt, net of current portion	3,979	3,846
Credit facility	153,857	167,410
Senior notes	394,610	395,082
Obligations under finance leases, net of current portion	5,157	4,842
Obligations under operating leases, net of current portion	18,520	17,638
Deferred preneed cemetery revenue	50,202	52,173
Deferred preneed funeral revenue	30,584	32,006
Deferred tax liability	45,784	47,483
Other long-term liabilities	1,419	2,700
Deferred preneed cemetery receipts held in trust	100,903	87,030
Deferred preneed funeral receipts held in trust	113,658	98,638
Care trusts’ corpus	71,156	60,067
Total liabilities	1,050,616	1,018,467
Commitments and contingencies:
Stockholders’ equity:
Common stock	263	263
Additional paid-in capital	236,809	238,787
Retained earnings	135,462	168,623
Treasury stock	(244,519)	(278,753)
Total stockholders’ equity	128,015	128,920
Total liabilities and stockholders’ equity	$1,178,631	$1,147,387

CARRIAGE SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2022	2021	2022

Revenue:
Service revenue	$46,210	$42,992	$134,086	$135,279
Property and merchandise revenue	42,043	37,607	125,545	120,495
Other revenue	6,788	6,898	20,324	20,484
	95,041	87,497	279,955	276,258
Field costs and expenses:
Cost of service	20,523	22,317	61,073	65,805
Cost of merchandise	28,632	28,668	84,672	87,304
Cemetery property amortization	1,521	1,278	5,213	4,314
Field depreciation expense	3,154	3,281	9,432	9,831
Regional and unallocated funeral and cemetery costs	6,812	5,096	18,655	17,409
Other expenses	1,235	1,259	3,758	3,807
	61,877	61,899	182,803	188,470
Gross profit	33,164	25,598	97,152	87,788

Corporate costs and expenses:
General, administrative and other	9,041	10,383	25,340	28,123
Net (gain) loss on divestitures, disposals and impairment charges	858	(7)	1,377	(433)
Operating income	23,265	15,222	70,435	60,098

Interest expense	(5,076)	(6,678)	(20,138)	(18,208)
Accretion of discount on convertible subordinated notes	—	—	(20)	—
Loss on extinguishment of debt	—	—	(23,807)	—
Gain on insurance reimbursements	—	—	—	3,275
Other, net	(21)	95	(87)	78
Income before income taxes	18,168	8,639	26,383	45,243
Expense for income taxes	(5,125)	(2,640)	(7,466)	(12,578)
Tax adjustment related to certain discrete items	3	(139)	895	496
Total expense for income taxes	(5,122)	(2,779)	(6,571)	(12,082)
Net income	$13,046	$5,860	$19,812	$33,161

Basic earnings per common share:	$0.74	$0.40	$1.11	$2.22
Diluted earnings per common share:	$0.71	$0.38	$1.08	$2.09

Dividends declared per common share:	$0.1000	$0.1125	$0.3000	$0.3375

Weighted average number of common and common equivalent shares outstanding:
Basic	17,499	14,689	17,809	14,908
Diluted	18,246	15,537	18,365	15,849

CARRIAGE SERVICES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	Nine Months Ended September 30,
	2021	2022
Cash flows from operating activities:
Net income	$19,812	$33,161
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,486	14,611
Provision for credit losses	1,426	2,292
Stock-based compensation expense	3,832	4,577
Deferred income tax expense (benefit)	(3,433)	1,699
Amortization of intangibles	968	957
Amortization of debt issuance costs	459	397
Amortization and accretion of debt	319	368
Loss on extinguishment of debt	23,807	—
Net (gain) loss on divestitures, disposals and impairment charges	1,558	(433)
Gain on insurance reimbursements	—	(3,275)
Other	—	(153)
Changes in operating assets and liabilities that provided (used) cash:
Accounts and preneed receivables	(4,387)	(3,053)
Inventories, prepaid and other current assets	(266)	2,785
Intangible and other non-current assets	(887)	(1,381)
Preneed funeral and cemetery trust investments	(23,355)	(12,585)
Accounts payable	(845)	(2,451)
Accrued and other liabilities	9,643	(3,080)
Deferred preneed funeral and cemetery revenue	3,587	2,852
Deferred preneed funeral and cemetery receipts held in trust	21,975	12,758
Net cash provided by operating activities	69,699	50,046

Cash flows from investing activities:
Acquisitions of businesses and real estate	(3,285)	(8,876)
Proceeds from divestitures and sale of other assets	4,375	4,313
Proceeds from insurance reimbursements	2,946	2,209
Capital expenditures	(15,252)	(20,346)
Net cash used in investing activities	(11,216)	(22,700)

Cash flows from financing activities:
Borrowings from the credit facility	154,968	114,600
Payments against the credit facility	(115,268)	(101,000)
Payment to redeem the senior notes due 2026	(400,000)	—
Payment of call premium for the redemption of the senior notes due 2026	(19,876)	—
Proceeds from the issuance of the senior notes due 2029	395,500	—
Payment of debt issuance costs for the credit facility and senior notes due 2029	(2,054)	(339)
Conversions and maturity of the convertible notes	(3,980)	—
Payments on acquisition debt and obligations under finance leases	(658)	(314)
Payments on contingent consideration recorded at acquisition date	(461)	—
Proceeds from the exercise of stock options and employee stock purchase plan contributions	2,107	1,438
Taxes paid on restricted stock vestings and exercises of stock options	(1,433)	(287)
Dividends paid on common stock	(5,390)	(5,108)
Purchase of treasury stock	(61,739)	(36,663)
Net cash used in financing activities	(58,284)	(27,673)

Net increase (decrease) in cash and cash equivalents	199	(327)
Cash and cash equivalents at beginning of period	889	1,148
Cash and cash equivalents at end of period	$1,088	$821

NON-GAAP FINANCIAL MEASURES
This press release uses Non-GAAP financial measures to present the financial performance of the Company. Our Non-GAAP reporting provides a transparent framework of our operating and financial performance that reflects the earning power of the Company as an operating and consolidation platform.
Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP. We believe the Non-GAAP results are useful to investors to compare our results to previous periods, to provide insight into the underlying long-term performance trends in our business and to provide the opportunity to differentiate ourselves as the best consolidation platform in the industry against the performance of other funeral and cemetery companies.
Reconciliations of the Non-GAAP financial measures to GAAP measures are also provided in this press release.
The term “same store” refers to funeral homes and cemeteries acquired prior to January 1, 2018 and owned and operated for the entirety of each period being presented, excluding certain funeral home and cemetery businesses that we intend to divest. The term “acquired” or “acquisition” refers to funeral homes and cemeteries purchased after December 31, 2017, excluding any funeral home and cemetery businesses that we intend to divest.
The Non-GAAP financial measures used in this press release and the definitions of them used by the Company for our internal management purposes in this press release are described below.
•Special Items are defined as charges or credits included in our GAAP financial statements that can vary from period to period and are not reflective of costs incurred in the ordinary course of our operations. The Change in Uncertain Tax Reserves and Other was not tax effected. Special Items were taxed at the operating tax rate.
•Adjusted Net Income is defined as net income after adjustments for Special Items that we believe do not directly reflect our core operations and may not be indicative of our normal business operations.
•Adjusted Net Income Margin is defined as Adjusted Net Income as a percentage of total revenue.
•Consolidated EBITDA is defined as net income before income taxes, interest expenses, non-cash stock compensation, depreciation and amortization, and interest income and other, net.
•Consolidated EBITDA Margin is defined as Consolidated EBITDA as a percentage of total revenue.
•Adjusted Consolidated EBITDA is defined as Consolidated EBITDA after adjustments for Special Items that we believe do not directly reflect our core operations and may not be indicative of our normal business operations.
•Adjusted Consolidated EBITDA Margin is defined as Adjusted Consolidated EBITDA as a percentage of total revenue.
•Adjusted Free Cash Flow is defined as net cash provided by operating activities, adjusted by Special Items as deemed necessary, less cash for maintenance capital expenditures.
•Adjusted Free Cash Flow Margin is defined as Adjusted Free Cash Flow as a percentage of total revenue.
•Funeral Field EBITDA is defined as funeral operating income, excluding depreciation and amortization, regional and unallocated costs, gain/loss on divestitures and fixed assets and impairment charges, Financial Field EBITDA, Ancillary EBITDA and Divested/Planned Divested EBITDA related to the Funeral Home segment.
•Funeral Field EBITDA Margin is defined as Funeral Field EBITDA as a percentage of total funeral operating revenue.
•Cemetery Field EBITDA is defined as cemetery operating income, excluding depreciation and amortization, regional and unallocated costs, gain/loss on divestitures and fixed assets and impairment charges, Financial Field EBITDA and Divested/Planned Divested EBITDA related to the Cemetery segment.
•Cemetery Field EBITDA Margin is defined as Cemetery Field EBITDA as a percentage of total cemetery operating revenue.
•Preneed Cemetery Property Sales is defined as cemetery property sold prior to death.
•Total Preneed Cemetery Sales Production is defined as all cemetery property, merchandise and services sold prior to death.
•Funeral Financial Field EBITDA is defined as Funeral Financial Revenue (preneed funeral insurance commissions and preneed funeral trust and insurance) less the related expenses. Funeral Financial Revenue and the related expenses are presented within Other Revenue and Other Expenses, respectively, on the Consolidated Statement of Operations.
•Funeral Financial Field EBITDA Margin is defined as Funeral Financial Field EBITDA as a percentage of Funeral Financial Revenue.
•Cemetery Financial Field EBITDA is defined as Cemetery Financial Revenue (preneed cemetery trust earnings and preneed cemetery finance charges) less the related expenses. Cemetery Financial Revenue and the related expenses are presented within Other Revenue and Other Expenses, respectively, on the Consolidated Statement of Operations.
•Cemetery Financial Field EBITDA Margin is defined as Cemetery Financial Field EBITDA as a percentage of Cemetery Financial Revenue.
•Total Financial Revenue is the sum of Funeral Financial Revenue (preneed funeral insurance commissions and preneed funeral trust and insurance) and Cemetery Financial Revenue (preneed cemetery trust earnings and preneed cemetery finance charges).
•Total Financial Field EBITDA is the sum of Funeral Financial Field EBITDA and Cemetery Financial Field EBITDA.
•Total Financial Field EBITDA Margin is defined as Total Financial Field EBITDA as a percentage of Total Financial Revenue.
•Ancillary Revenue is defined as revenues from our ancillary businesses, which include a flower shop, pet cremation business and online cremation business. Ancillary Revenue and the related expenses are presented within Other Revenue and Other Expenses, respectively, on the Consolidated Statement of Operations.
•Ancillary EBITDA is defined as Ancillary Revenue, less expenses related to our ancillary businesses noted above.
•Ancillary EBITDA Margin is defined as Ancillary EBITDA as a percentage of Ancillary Revenue.
•Divested/Planned Divested Revenue is defined as revenues from certain funeral home and cemetery businesses that we have divested and intend to divest.
•Divested/Planned Divested EBITDA is defined as Divested/Planned Divested Revenue, less field level and financial expenses related to the divested/planned divested businesses noted above.
•Divested/Planned Divested EBITDA Margin is defined as Divested/Planned Divested EBITDA as a percentage of Divested/Planned Divested Revenue.
•Total Field EBITDA is the sum of Funeral Field EBITDA, Cemetery Field EBITDA, Total Financial Field EBITDA, Ancillary EBITDA and Divested/Planned Divested EBITDA.
•Total Field EBITDA Margin is defined as Total Field EBITDA as a percentage of total revenue.
•Adjusted Basic Earnings Per Share (EPS) is defined as GAAP basic earnings per share, adjusted for Special Items.
•Adjusted Diluted Earnings Per Share (EPS) is defined as GAAP diluted earnings per share, adjusted for Special Items.

•Total Debt Outstanding is defined as indebtedness under our senior notes due 2029, acquisition debt, finance leases and bank credit facility, including our letter of credit.
•Proforma Trailing Twelve Months of Adjusted Consolidated EBITDA is defined as trailing twelve months of Adjusted Consolidated EBITDA including proforma EBITDA for our August 2022 acquisition, as well as add backs for deferred purchase price payments made during the last twelve months.
•Bank Covenant Compliance Leverage Ratio is defined as Total Debt Outstanding to Proforma Trailing Twelve Months of Adjusted Consolidated EBITDA.
Funeral Field EBITDA and Cemetery Field EBITDA
Our operations are reported in two business segments: Funeral Home Operations and Cemetery Operations. Our Field level results highlight trends in volumes, Revenue, Field EBITDA (the individual business’ cash earning power/locally controllable business profit) and Field EBITDA Margin (the individual business’ controllable profit margin).
Funeral Field EBITDA and Cemetery Field EBITDA are defined above. Funeral and Cemetery Operating Income is defined as Revenue less “Field costs and expenses” — a line item encompassing these areas of costs: i) Funeral and cemetery field costs, ii) Field depreciation and amortization expense, iii) Regional and unallocated funeral and cemetery costs, and iv) Gain/loss on divestitures, disposals and impairment charges. Funeral and cemetery field costs include cost of service, funeral and cemetery merchandise costs, operating expenses, labor and other related expenses incurred at the business level.
Regional and unallocated funeral and cemetery costs presented in our GAAP statement consist primarily of salaries and benefits of our Regional leadership, incentive compensation opportunity to our Field employees and other related costs for field infrastructure. These costs, while necessary to operate our businesses as currently operated within our unique, decentralized platform, are not controllable operating expenses at the Field level as the composition, structure and function of these costs are determined by executive leadership in the Houston Support Center. These costs are components of our overall overhead platform presented within Consolidated EBITDA and Adjusted Consolidated EBITDA. We do not directly or indirectly “push down” any of these expenses to the individual business’ field level margins.
We believe that our “Regional and unallocated funeral and cemetery costs” are necessary to support our decentralized, high performance culture operating framework, and as such, are included in Consolidated EBITDA and Adjusted Consolidated EBITDA, which more accurately reflects the cash earning power of the Company as an operating and consolidation platform.
Consolidated EBITDA and Adjusted Consolidated EBITDA
Consolidated EBITDA and Adjusted Consolidated EBITDA are defined above. Our Adjusted Consolidated EBITDA include adjustments for Special Items that we believe do not directly reflect our core operations and may not be indicative of our normal business operations.
How These Measures Are Useful
When used in conjunction with GAAP financial measures, our Total Field EBITDA, Consolidated EBITDA and Adjusted Consolidated EBITDA are supplemental measures of operating performance that we believe are useful measures to facilitate comparisons to our historical consolidated and business level performance and operating results.
We believe our presentation of Adjusted Consolidated EBITDA, a key metric used internally by our management, provides investors with a supplemental view of our operating performance that facilitates analysis and comparisons of our ongoing business operations because it excludes items that may not be indicative of our ongoing operating performance.

Limitations of the Usefulness of These Measures
Our Total Field EBITDA, Consolidated EBITDA and Adjusted Consolidated EBITDA are not necessarily comparable to similarly titled measures used by other companies due to different methods of calculation. Our presentation is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. Funeral Field EBITDA, Cemetery Field EBITDA, Funeral Financial Field EBITDA, Cemetery Financial Field EBITDA, Ancillary EBITDA and Divested/Planned Divested EBITDA are not consolidated measures of profitability.
Funeral and Cemetery Field EBITDA excludes certain costs presented in our GAAP statement that we do not allocate to the individual business’ field level margins, as noted above. A reconciliation to Funeral and Cemetery Operating Income, the most directly comparable GAAP measure, is set forth below.
Consolidated EBITDA excludes certain items that we believe do not directly reflect our core operations and may not be indicative of our normal business operations. A reconciliation to Net Income, the most directly comparable GAAP measure, is set forth below.
Therefore, these measures may not provide a complete understanding of our performance and should be reviewed in conjunction with our GAAP financial measures. Carriage Services strongly encourages investors to review the Company's consolidated financial statements and publicly filed reports in their entirety and not rely on any single financial measure.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
This press release includes the use of certain financial measures that are not GAAP measures. The Non-GAAP financial measures are presented for additional information and are reconciled to their most comparable GAAP measures, all of which are reflected in the tables below.
Reconciliation of Net Income to Adjusted Net Income (in thousands):

	3RD QTR 2021	4TH QTR 2021	1ST QTR 2022	2ND QTR 2022	3RD QTR 2022
Net Income	$13,046	$13,347	$16,402	$10,899	$5,860
Special Items
Severance and Separation Costs	—	—	—	—	1,431
Net (Gain) Loss on Divestitures	282	(1,035)	703	(1,278)	—
Impairment of Goodwill and Other Intangibles	500	—	—	—	—
Net Gain on Insurance Reimbursements	—	—	(1,899)	(1,376)	—
Litigation Reserve	—	1,050	—	200	—
Disaster Recovery and Pandemic Costs	1,002	116	168	—	—
Other Special Items	1,020	—	—	—	—
Change in Uncertain Tax Reserves and Other(1)	—	—	(533)	—	—
Sum of Special Items	$2,804	$131	$(1,561)	$(2,454)	$1,431
Tax Effect on Special Items(2)	738	(116)	(273)	(653)	356
Adjusted Net Income	$15,112	$13,594	$15,114	$9,098	$6,935

(1)	The Change in Uncertain Tax Reserves and Other are not tax effected.
(2)	Special Items are taxed at the operating tax rate.

Reconciliation of Net Income to Consolidated EBITDA, Adjusted Consolidated EBITDA (in thousands) and Adjusted Consolidated EBITDA Margin:

	3RD QTR 2021	4TH QTR 2021	1ST QTR 2022	2ND QTR 2022	3RD QTR 2022
Net Income	$13,046	$13,347	$16,402	$10,899	$5,860
Total Expense for Income Taxes	5,122	4,574	5,082	4,221	2,779
Income Before Income Taxes	$18,168	$17,921	$21,484	$15,120	$8,639

Depreciation & Amortization	4,950	5,034	4,783	5,112	4,716
Non-Cash Stock Compensation	1,294	1,681	1,607	1,478	1,493
Interest Expense	5,076	5,307	5,542	5,988	6,678
Net (Gain) Loss on Divestitures	282	(1,035)	703	(1,278)	—
Impairment of Goodwill and Other Intangibles	500	—	—	—	—
Net Gain on Insurance Reimbursements	—	—	(1,899)	(1,376)	—
Net (Gain) Loss on Disposal of Fixed Assets	76	324	64	85	(7)
Other, Net	21	(3)	24	(7)	(95)
Consolidated EBITDA	$30,367	$29,229	$32,308	$25,122	$21,424
Adjusted For:
Severance and Separation Costs	—	—	—	—	1,431
Litigation Reserve	—	1,050	—	200	—
Disaster Recovery and Pandemic Costs	1,002	116	168	—	—
Other Special Items	1,020	—	—	—	—
Adjusted Consolidated EBITDA	$32,389	$30,395	$32,476	$25,322	$22,855

Total Revenue	$95,041	$95,931	$98,161	$90,600	$87,497

Adjusted Consolidated EBITDA Margin	34.1%	31.7%	33.1%	27.9%	26.1%
Net Income Margin	13.7%	13.9%	16.7%	12.0%	6.7%
Components of Total Revenue (in thousands):

	3RD QTR 2021	4TH QTR 2021	1ST QTR 2022	2ND QTR 2022	3RD QTR 2022
Same Store Funeral Revenue	$57,321	$57,441	$61,761	$50,757	$51,258
Acquisition Funeral Revenue	7,651	8,007	8,610	7,641	7,813
Same Store Cemetery Revenue	16,342	16,288	14,251	16,969	15,396
Acquisition Cemetery Revenue	6,362	6,312	6,297	8,193	5,947
Funeral Financial Revenue	2,265	2,512	2,468	2,285	2,474
Cemetery Financial Revenue	3,388	3,661	3,258	3,500	3,374
Ancillary Revenue	1,096	1,046	1,070	980	1,049
Divested/Planned Divested Funeral Revenue	564	578	446	275	186
Divested Cemetery Revenue	52	86	—	—	—
Total Revenue	$95,041	$95,931	$98,161	$90,600	$87,497

Reconciliation of Funeral and Cemetery Operating Income to Funeral and Cemetery Field EBITDA (in thousands):

	3RD QTR 2021	4TH QTR 2021	1ST QTR 2022	2ND QTR 2022	3RD QTR 2022
Funeral Operating Income (GAAP)	$22,924	$23,187	$25,463	$18,485	$17,584
Depreciation & Amortization	2,761	2,766	2,871	2,827	2,858
Regional & Unallocated Costs	4,907	5,419	4,634	4,034	3,731
Net (Gain) Loss on Divestitures, Disposals and Impairment Charges	763	(810)	767	(1,194)	—
Less:
Funeral Financial EBITDA	(1,974)	(2,251)	(2,177)	(1,981)	(2,216)
Ancillary EBITDA	(274)	(216)	(221)	(151)	(188)
Funeral Divested/Planned Divested EBITDA	(92)	(127)	(27)	75	(16)
Funeral Field EBITDA	$29,015	$27,968	$31,310	$22,095	$21,753

Funeral Revenue	$68,897	$69,584	$74,355	$61,938	$62,780

Funeral Operating Income Margin	33.3%	33.3%	34.2%	29.8%	28.0%

	3RD QTR 2021	4TH QTR 2021	1ST QTR 2022	2ND QTR 2022	3RD QTR 2022
Cemetery Operating Income (GAAP)	$9,471	$9,891	$8,218	$10,421	$8,023
Depreciation & Amortization	1,914	1,868	1,758	2,130	1,701
Regional & Unallocated Costs	1,905	1,772	1,713	1,932	1,365
Net (Gain) Loss on Divestitures, Disposals and Impairment Charges	6	96	30	—	(9)
Less:
Cemetery Financial EBITDA	(3,265)	(3,532)	(3,120)	(3,364)	(3,233)
Cemetery Divested EBITDA	(19)	(16)	—	—	—
Cemetery Field EBITDA	$10,012	$10,079	$8,599	$11,119	$7,847

Cemetery Revenue	$26,144	$26,347	$23,806	$28,662	$24,717

Cemetery Operating Income Margin	36.2%	37.5%	34.5%	36.4%	32.5%
Components of Total Field EBITDA (in thousands):

	3RD QTR 2021	4TH QTR 2021	1ST QTR 2022	2ND QTR 2022	3RD QTR 2022
Funeral Field EBITDA	$29,015	$27,968	$31,310	$22,095	$21,753
Cemetery Field EBITDA	10,012	10,079	8,599	11,119	7,847
Funeral Financial EBITDA	1,974	2,251	2,177	1,981	2,216
Cemetery Financial EBITDA	3,265	3,532	3,120	3,364	3,233
Ancillary EBITDA	274	216	221	151	188
Funeral Divested/Planned Divested EBITDA	92	127	27	(75)	16
Cemetery Divested EBITDA	19	16	—	—	—
Total Field EBITDA	$44,651	$44,189	$45,454	$38,635	$35,253

Reconciliation of GAAP Basic Earnings Per Share to Adjusted Basic Earnings Per Share:

	3RD QTR 2021	4TH QTR 2021	1ST QTR 2022	2ND QTR 2022	3RD QTR 2022
GAAP Basic Earnings Per Share	$0.74	$0.82	$1.07	$0.74	$0.40
Special Items	0.12	0.01	(0.08)	(0.13)	0.07
Adjusted Basic Earnings Per Share	$0.86	$0.83	$0.99	$0.61	$0.47
Reconciliation of GAAP Diluted Earnings Per Share to Adjusted Diluted Earnings Per Share:

	3RD QTR 2021	4TH QTR 2021	1ST QTR 2022	2ND QTR 2022	3RD QTR 2022
GAAP Diluted Earnings Per Share	$0.71	$0.77	$1.00	$0.69	$0.38
Special Items	0.11	0.01	(0.08)	(0.11)	0.07
Adjusted Diluted Earnings Per Share	$0.82	$0.78	$0.92	$0.58	$0.45
Reconciliation of Cash Provided by Operating Activities to Adjusted Free Cash Flow (in thousands) and Adjusted Free Cash Flow Margin:

	3RD QTR 2021	4TH QTR 2021	1ST QTR 2022	2ND QTR 2022	3RD QTR 2022
Cash Provided by Operating Activities	$28,258	$14,547	$15,801	$14,376	$19,869
Cash used for Maintenance Capital Expenditures	(4,358)	(4,355)	(3,612)	(2,370)	(3,728)
Free Cash Flow	$23,900	$10,192	$12,189	$12,006	$16,141

Plus: Incremental Special Items:
Severance and Separation Costs	—	—	—	—	384
Disaster Recovery and Pandemic Costs	1,002	116	168	—	—
Other Special Items	1,020	—	—	—	—
Adjusted Free Cash Flow	$25,922	$10,308	$12,357	$12,006	$16,525

Total Revenue	$95,041	$95,931	$98,161	$90,600	$87,497

Adjusted Free Cash Flow Margin	27.3%	10.7%	12.6%	13.3%	18.9%
Cash Provided by Operating Activities as a Percentage of Total Revenue	29.7%	15.2%	16.1%	15.9%	22.7%

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS
Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition to historical information, this Press Release contains certain statements and information that may constitute forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical information, should be deemed to be forward-looking statements. These statements include, but are not limited to, statements regarding any projections of earnings, revenue, cash flow, investment returns, capital allocation, debt levels, equity performance, death rates, market share growth, overhead, including talent recruitment, field and corporate incentive compensation, or other financial items; any statements of the plans, strategies and objectives of management for future operations or financing activities, including, but not limited, to capital allocation, the ability to obtain credit or financing, and organizational performance; any statements of the plans, timing and objectives of management for acquisition activities; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing and are based on our current expectations and beliefs concerning future developments and their potential effect on us. The words “may”, “will”, “estimate”, “intend”, “believe”, “expect”, “seek”, “project”, “forecast”, “foresee”, “should”, “would”, “could”, “plan”, “anticipate” and other similar words or expressions are intended to identify forward-looking statements, which are generally not historical in nature. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenue and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions, except where specifically noted. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below:
•our ability to find and retain skilled personnel;
•the effects of our talent recruitment efforts, incentive and compensation plans and programs, including such effects on our Standards Operating Model and the Company’s operational and financial performance;
•our ability to execute our growth strategy;
•the execution of our Standards Operating, 4E Leadership and Standard Acquisition Models;
•the effects of competition;
•changes in the number of deaths in our markets;
•changes in consumer preferences and our ability to adapt to or meet those changes;
•our ability to generate preneed sales, including implementing our cemetery portfolio sales strategy, product development and optimization plans;
•the investment performance of our funeral and cemetery trust funds;
•fluctuations in interest rates;
•the effects of inflation to our business and financial condition and performance, including increased overall costs to our goods and services, the impact on customer preferences as a result of changes in discretionary income, and our ability, if at all, to mitigate such effects;
•our ability to obtain debt or equity financing on satisfactory terms to fund additional acquisitions, expansion projects, working capital requirements and the repayment or refinancing of indebtedness;
•our ability to meet the timing, objectives and expectations related to our capital allocation framework, including our forecasted rates of return, planned uses of free cash flow and future capital allocation, including share repurchases, potential strategic acquisitions, internal growth projects, dividend increases, or debt repayment plans;

•our ability to meet the projected financial and equity performance metrics to our updated rolling four quarter outlook, if at all;
•the timely and full payment of death benefits related to preneed funeral contracts funded through life insurance contracts;
•the financial condition of third-party insurance companies that fund our preneed funeral contracts;
•increased or unanticipated costs, such as insurance or taxes;
•our level of indebtedness and the cash required to service our indebtedness;
•changes in federal income tax laws and regulations and the implementation and interpretation of these laws and regulations by the Internal Revenue Service;
•effects of the application of other applicable laws and regulations, including changes in such regulations or the interpretation thereof;
•the potential impact of epidemics and pandemics, including the COVID-19 coronavirus, including new variants of COVID-19, such as the Delta and Omicron variants, on customer preferences and on our business;
•government, social, business and other actions that have been and will be taken in response to pandemics, including potential responses to new variants of COVID-19, such as the Delta and Omicron variants;
•effects and expense of litigation;
•consolidation of the funeral and cemetery industry;
•our ability to identify and consummate strategic acquisitions, if at all, and successfully integrate acquired businesses with our existing businesses, including expected performance and financial improvements related thereto;
•economic, financial and stock market fluctuations,
•interruptions or security lapses of our information technology, including any cybersecurity or ransomware incidents,
•our failure to maintain effective control over financial reporting; and
•other factors and uncertainties inherent in the funeral and cemetery industry.
For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021, our Quarterly Reports on Form 10-Q, and other public filings and press releases, available at www.carriageservices.com.
Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.